                                            Exhibit 21.1
SUBSIDIARIES OF AXOGEN, INC.

As of December 31, 2021, Axogen, Inc. had three sole subsidiaries:
1.Axogen Corporation, a Delaware corporation;
2.Axogen Europe GmbH, an Austrian corporation; and
3.Axogen Processing Corporation, a Delaware corporation.